As filed with the Securities and Exchange Commission on September 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUXILIUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-3016883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

640 Lee Road, Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

AUXILIUM PHARMACEUTICALS, INC. 2004 EQUITY COMPENSATION PLAN

AMENDED AND RESTATED AS OF May 21, 2014

(Full Title of the Plan)

Adrian Adams

Chief Executive Officer and President

Auxilium Pharmaceuticals, Inc.

640 Lee Road,

Chesterbrook, Pennsylvania 19087

(Name and Address of Agent for Service)

(484) 321-5900

(Telephone number, including area code, of agent for service)

Copies of all Communications to:

Andrew I. Koven Executive Vice President, Chief Administrative Officer, and General Counsel and Secretary Auxilium Pharmaceuticals, Inc. 640 Lee Road Chesterbrook, Pennsylvania 19087 (484) 321-5900	Michael N. Peterson, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Tel: (215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Common stock, $0.01 par value per share	2,500,000	$21.81	(2)	$54,525,000	(2)	$7,022.82

(1)

This registration statement (this “Registration Statement”) covers shares of common stock, $0.01 par value (the “Common Stock”), of Auxilium Pharmaceuticals, Inc. (the “Company”) which may be offered and sold from time to time pursuant to the Company’s 2004 Equity Compensation Plan, amended and restated as of May 21, 2014 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of the Company’s Common stock on September 16, 2014, as reported on The NASDAQ Global Select Market.

(3)	Calculated pursuant to Section 6(b) of the Securities Act, as follows: $128.80 per $1,000,000 of proposed maximum aggregate offering price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

(a)         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 28, 2014; and

(b)         Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Commission on August 7, 2014; and

(c)          Our Current Reports on Form 8-K filed with the Commission on February 24, 2014 (information responsive to Item 5.02 only); May 22, 2014; June 2, 2014 (information responsive to Item 5.02 only); June 5, 2014; June 11, 2014 (information responsive to Item 1.01 only); June 26, 2014 (information responsive to Items 1.01 and 5.02 only); August 5, 2014; August 11, 2014 (information responsive to Item 5.02 only); August 18, 2014 (information responsive to Item 1.01 only); August 21, 2014 and September 17, 2014 (information responsive to Items 1.01, 3.03 and 8.01 only); and

(d)         The description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the Commission on July 16, 2004 (File No. 000-50855) registering our shares of common stock under Section 12(b) of The Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

EXPERTS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In the event that PricewaterhouseCoopers LLP consents to the incorporation by reference in this Registration Statement of its report relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrant, then such audited financial statements shall be incorporated herein in reliance upon such report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, provided that such a provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Fifth Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee or agent of the corporation (or person serving at the request of the corporation in such capacity in another enterprise) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Sixth Restated Certificate of Incorporation provides that the Registrant will, to the maximum extent permitted under the laws of the State of Delaware, indemnify and advance expenses upon request to any person who is or was a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become, a director, officer or employee of the Registrant or, at the election of the Board, an agent of the Registrant or is or was serving at the request of the Registrant as a director, officer or employee or, at the election of the Board, agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. The Registrant’s Sixth Restated Certificate of Incorporation does not require the Registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

The Registrant’s Amended and Restated Bylaws provide that the Registrant will indemnify each director or officer of the Registrant by reason of the fact that the person is or was a director or officer or is or was serving at the request of the Registrant as a director or officer, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court of competent jurisdiction shall deem proper. The Registrant will advance expenses incurred by an officer of director in defending any civil, criminal, administrative or investigative action, suit or proceeding if approved by the Board of Directors.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such. Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was director or officer of the corporation or is or was serving in such capacity at the request of the corporation for another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the Section 145 of the DGCL. The Registrant’s Amended and Restated Bylaws requires that the Registrant purchase and maintain insurance to protect any person who is or was a director or officer against any liability asserted against such person and incurred by such person in any capacity or arising out of such person’s status as such, whether or not the Registration would have the power to indemnity such person against such liability until the application provisions of the Registrant’s Amended and Restated Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chesterbrook, Pennsylvania, on September 22, 2014.

Auxilium Pharmaceuticals, Inc.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Adrian Adams, James E. Fickenscher and Andrew I. Koven, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Adrian Adams	Chief Executive Officer and President (Principal Executive Officer) and Director	September 22, 2014
Adrian Adams

/s/ Andrew Saik	Chief Financial Officer (Principal Financial and Accounting Officer)	September 22, 2014
Andrew Saik

/s/ Rolf A. Classon	Chairman of the Board of Directors	September 22, 2014
Rolf A. Classon

/s/ Peter C. Brandt	Director	September 22, 2014
Peter C. Brandt

/s/ Oliver S. Fetzer, Ph.D.	Director	September 22, 2014
Oliver S. Fetzer, Ph.D.

/s/ Paul A. Friedman, M.D.	Director	September 22, 2014
Paul A. Friedman, M.D.

/s/ Nancy S. Lurker	Director	September 22, 2014
Nancy S. Lurker

/s/ William T. McKee	Director	September 22, 2014
William T. McKee

EXHIBIT INDEX

Exhibit No.	Description
4.1

Sixth Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2014, File No. 000-50855, and incorporated by reference herein).

4.2

Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 16, 2004, File No. 000-50855, and incorporated by reference herein) as amended on June 21, 2012 (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on July 31, 2012, File No. 000-50855, and incorporated by reference herein).

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature pages hereto)

99.1

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, Amended and Restated as of May 21, 2014 (filed as Appendix B to the Registrant’s Definitive Proxy Statement, dated April 10, 2014, for its 2014 Annual Meeting of Stockholders, and incorporated by reference herein).